EXHIBIT 15.01

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT
                     --------------------------------------

To the Board of Directors
August Project I Corporation
Miami, Florida

We have reviewed the accompanying balance sheet of August Project I Corporation as of March 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the periods ended March 31, 2000 and 1999. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
May 15, 2000